Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2013 Financial Results

– Continued to Execute on “Alnylam 5x15” Product Strategy, Positioning Company for Data-Rich Period over Next Several Months –

– Formed Strategic Alliance with The Medicines Company to Develop and Commercialize ALN-PCS, an RNAi Therapeutic Targeting PCSK9 for the Treatment of Hypercholesterolemia –

– Completed Successful Public Offering of Stock; Maintained Strong Balance Sheet with $401 Million in Cash and Expects to End 2013 with $320 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 6, 2013--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter 2013, and company highlights.

“This quarter we continued to execute on our ‘Alnylam 5x15’ product strategy, where we are advancing RNAi therapeutics toward genetically defined targets for diseases with limited treatment options for patients and their caregivers. With ALN-TTR02, we continued enrollment in our ongoing Phase II study and now expect to report initial results in late June. In addition, we remain on track to start our Phase III trial in familial amyloidotic polyneuropathy patients later this year. Further, we were very pleased this quarter to have initiated a Phase I clinical trial for ALN-TTRsc, a subcutaneously administered RNAi therapeutic for the treatment of transthyretin-mediated amyloidosis. Importantly, ALN-TTRsc represents Alnylam’s first RNAi therapeutic utilizing our proprietary GalNAc conjugate delivery platform to enter the clinic, as well as the industry’s first systemic RNAi therapeutic to be delivered subcutaneously,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “In addition, we continue to advance ALN-AT3, an RNAi therapeutic targeting antithrombin for the treatment of hemophilia and other rare bleeding disorders, and plan to present new pre-clinical data in July. Finally, we advanced ALN-AS1, an RNAi therapeutic targeting aminolevulinate synthase 1 for the treatment of porphyria, as a new ‘Alnylam 5x15’ program, and intend to report key pre-clinical data in May. In sum, the first quarter was a notable period of pipeline execution that now positions the company for a very data-rich period in the months to come, including an R&D Day we plan to host on July 11 in New York City.”

“In addition to the exciting clinical advancements we made in the past quarter, we also made excellent progress on the business and operational front. Specifically, we completed a very successful public offering of stock that strengthens our balance sheet for execution on our ‘Alnylam 5x15’ product strategy and continued retention of product rights in core programs that we aim to directly commercialize. Indeed, we continue to believe that Alnylam’s direct advancement of certain programs through clinical trials and to the market represents the best path for the patients we serve and the optimal value creation strategy for our shareholders,” said Barry Greene, President and Chief Operating Officer of Alnylam. “We are also pleased to have formed a strategic global alliance with The Medicines Company to advance ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia. In aggregate, these recent business achievements strengthen our efforts in bringing innovative medicines to patients who currently have limited treatment options.”

Cash, Cash Equivalents and Total Marketable Securities

At March 31, 2013, Alnylam had cash, cash equivalents and total marketable securities of $400.8 million, as compared to $226.2 million at December 31, 2012. In January 2013, the company sold an aggregate of 9,200,000 shares of its common stock through an underwritten public offering at a price to the public of $20.13 per share. As a result of the offering, the company received aggregate net proceeds of $173.6 million, after deducting underwriting discounts and commissions and other estimated offering expenses of $11.6 million.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the first quarter of 2013 was $9.0 million, or $0.15 per share on both a basic and diluted basis (including $3.1 million, or $0.05 per share of non-cash stock-based compensation expense), as compared to a net loss of $11.4 million, or $0.25 per share on both a basic and diluted basis (including $3.2 million, or $0.07 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $18.6 million for the first quarter of 2013, as compared to $20.6 million for the first quarter of 2012. Revenues for the first quarter of 2013 included $9.7 million of collaboration revenues related to the company’s former alliance with Cubist, $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $1.4 million of revenues related to the company’s collaboration with Monsanto, and $2.0 million for the company’s alliance with The Medicines Company, research reagent licenses, and other sources. In the first quarter of 2013, the company recognized the remaining revenue under its agreement with Cubist due to the termination of this agreement and the end of the company’s performance obligations thereunder. The company expects net revenues from research collaborators to decrease for the remainder of 2013 due to the recognition of the remaining Cubist agreement revenue during the first quarter of 2013.

Research and Development Expenses

Research and development (R&D) expenses were $22.2 million in the first quarter of 2013, which included $2.1 million of non-cash stock-based compensation, as compared to $21.1 million in the first quarter of 2012, which included $2.1 million of non-cash stock-based compensation. The increase in R&D expenses in the first quarter of 2013 as compared to the first quarter of the prior year was due primarily to additional expenses related to the advancement of the company’s ALN-TTR02, ALN-TTRsc, and ALN-AT3 programs. This increase was partially offset by a one-time charge, related to the company’s January 2012 strategic corporate restructuring, including employee severance, benefits, and other related costs, that was recorded during the first quarter of 2012.

General and Administrative Expenses

General and administrative (G&A) expenses were $6.3 million in the first quarter of 2013, which included $1.0 million of non-cash stock-based compensation, as compared to $10.4 million in the first quarter of 2012, which included $1.1 million of non-cash stock-based compensation. The decrease in G&A expenses in the first quarter of 2013 as compared to the first quarter of the prior year was due primarily to a decrease in consulting and professional services related to business activities, primarily legal activities. Also included in the first quarter of 2012 is a one-time charge related to the company’s January 2012 strategic corporate restructuring, including employee severance, benefits, and other related costs. For the remainder of 2013, the company expects that general and administrative expenses will remain consistent with the first quarter.

Investment in Regulus Therapeutics

Equity in loss of joint venture was zero for the first quarter of 2013 and $0.9 million for the first quarter of 2012. This was related to the company’s share of the net losses incurred by Regulus. The company no longer uses the equity method to account for its investment in Regulus because it no longer has significant influence over the operating and financial policies of Regulus. The company now accounts for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period. At March 31, 2013, the fair market value of the company’s investment in Regulus was $47.7 million as compared to $38.7 million at December 31, 2012.

Interest Income

Interest income was $0.2 million for the first quarter of 2013 and 2012.

Benefit from Income Taxes

The company had a benefit from income taxes of $0.6 million for the first quarter of 2013 as compared to zero in the first quarter of 2012. The income tax benefit is associated with the corresponding increase in the value of the company’s investment in Regulus that the company recorded in other comprehensive income, net of tax.

2013 Financial Guidance

The company expects that its cash, cash equivalents and total marketable securities balance will be greater than $320 million at December 31, 2013.

“Alnylam continues to maintain a very solid balance sheet, ending this first quarter with $401 million in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “In the quarter, we further strengthened our balance sheet with a public offering that resulted in net proceeds of approximately $174 million which will enable us to advance our ‘Alnylam 5x15’ product development and commercialization strategy. As for cash guidance this year, we expect to end 2013 with greater than $320 million.”

First Quarter 2013 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Continued Advancement of ALN-TTR02, an RNAi Therapeutic Targeting Transthyretin (TTR) for the Treatment of TTR-Mediated Amyloidosis (ATTR). Alnylam continues to enroll patients in its Phase II trial with ALN-TTR02. This is an open-label, multi-center, multi-dose, dose-escalation trial to evaluate the safety and tolerability of two doses of ALN-TTR02 and to demonstrate clinical activity based on serial measurement of circulating serum levels of wild-type and mutant TTR. Alnylam announced today that it expects to present initial data from this Phase II trial at the 2013 Biennial Meeting of the Peripheral Nerve Society, being held June 29 – July 3 in St. Malo, France, pending acceptance of submitted abstract. Further, the company plans on expanding the study to a total of about 30 patients with additional study sites to explore additional cohorts treated with a once-every-three week dosing regimen and a reduced steroid pre-medication regimen. Alnylam remains on track to initiate in mid-2013 an open-label extension (OLE) study of ALN-TTR02 for patients treated in the Phase II study. The ALN-TTR02 OLE study will include a number of clinical endpoint measurements with initial data expected to be presented in 2014. Assuming positive results from the Phase II study, the company remains on track to start a Phase III pivotal trial for ALN-TTR02 in familial amyloidotic polyneuropathy (FAP) patients by the end of 2013. Alnylam announced today that it has successfully completed certain long-term non-clinical studies in line with the development plan supporting the start of the Phase III trial and chronic dosing in humans.
  Initiated Dosing in a Phase I Clinical Trial for ALN-TTRsc, a Subcutaneously Administered RNAi Therapeutic Targeting TTR for the Treatment of ATTR. ALN-TTRsc comprises an siRNA conjugated to a triantennary N-acetylgalactosamine (GalNAc) ligand, and is being developed for the treatment of ATTR patients with familial amyloidotic cardiomyopathy (FAC). The Phase I trial is being conducted in the U.K. as a randomized, double-blind, placebo-controlled, single- and multi-dose, dose-escalation study, enrolling up to 40 healthy volunteer subjects. The primary objective of the study is to evaluate the safety and tolerability of single and multiple doses of subcutaneously administered ALN-TTRsc. Secondary objectives include assessment of clinical activity of the drug as measured by serum TTR levels. Alnylam expects to report data from this trial in mid-2013. In addition, the company plans to start a Phase II clinical study of ALN-TTRsc in FAC patients by the end of 2013 and, assuming positive results, expects to start a pivotal trial for ALN-TTRsc in 2014.
  Advanced ALN-AT3, an RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia and Other Rare Bleeding Disorders (RBD), Toward Investigational New Drug (IND) Filing. ALN-AT3 is a GalNAc-conjugate siRNA targeting AT, an endogenous anticoagulant protein expressed in the liver. The company remains on track to file an IND or IND equivalent for ALN-AT3 in mid-2013 and expects to start a Phase I study by year’s end. Alnylam announced today that its scientists will present new pre-clinical data from its ALN-AT3 program at the XXIV Congress of the International Society on Thrombosis and Haemostasis being held June 29 – July 4 in Amsterdam, The Netherlands.
  Designated ALN-AS1, an RNAi Therapeutic Targeting Aminolevulinate Synthase 1 (ALAS-1) for the Treatment of Acute Intermittent Porphyria (AIP), as a New “Alnylam 5x15” Program. AIP is an ultra-rare genetic disease caused by loss of function mutations in porphobilinogen deaminase (PBGD), an enzyme in the heme biosynthesis pathway, that can result in accumulation of toxic heme precursors. Patients with AIP suffer from acute and/or recurrent life-threatening attacks with severe abdominal pain, peripheral and autonomic neuropathy, and neuropsychiatric manifestations. Approximately 5,000 patients in the U.S. and Europe suffer AIP attacks annually, and approximately 500 patients are afflicted with recurrent debilitating attacks. ALN-AS1 is a GalNAc-conjugate siRNA targeting ALAS-1, a liver-expressed, rate-limiting enzyme upstream of PBGD. Inhibition of ALAS-1 is known to reduce the accumulation of heme precursors that cause the clinical manifestations of AIP. Alnylam intends to present key pre-clinical data for this program at the International Congress of Porphyrins and Porphyrias being held May 16 – 18 in Lucerne, Switzerland. The company expects to identify a final development candidate by late 2013 and advance ALN-AS1 into the clinic in 2014.
  Continued to Advance Additional “Alnylam 5x15” Pipeline Programs. Alnylam continued to advance additional programs including ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; ALN-AAT, an RNAi therapeutic targeting alpha-1 antitrypsin deficiency-mediated liver disease; and several other undisclosed programs.
  Plans to Host R&D Day, July 11. Alnylam is planning to host and webcast an R&D Day in New York City on Thursday, July 11. At this event, Alnylam scientists, management, and key clinical collaborators will review progress and provide updates on the “Alnylam 5x15” programs. Additional details will be provided in the coming weeks.

Key Partnered Program Highlights

  Published Results from Phase I Clinical Trial and Extension Study with ALN-VSP, an RNAi Therapeutic for the Treatment of Liver Cancer. The new paper, titled “First-in-Man Trial of an RNA Interference Therapeutic Targeting VEGF and KSP in Cancer Patients with Liver Involvement” appeared as an OnlineFirst publication in the journal Cancer Discovery. In this study – the most comprehensive study of a systemically administered RNAi therapeutic to date – chronic dosing of up to 26 months with ALN-VSP was found to be generally safe and well tolerated. Further, ALN-VSP showed evidence of RNAi activity in biopsy samples and anti-tumor activity, including disease control in 42% (13/31) of patients treated at higher doses and a complete response in an endometrial cancer patient with multiple liver metastases. ALN-VSP is partnered with Ascletis Pharmaceuticals (Hangzhou) Co., Ltd., a privately held U.S.-China joint venture pharmaceutical company, for further advancement in the Chinese market; Alnylam has retained rights in the rest of the world.

Business and Organizational Highlights

  Formed Strategic Worldwide Alliance with The Medicines Company to Advance ALN-PCS for the Treatment of Hypercholesterolemia. Alnylam and The Medicines Company are collaborating to develop and commercialize RNAi therapeutics targeting PCSK9 for the treatment of hypercholesterolemia. This alliance includes ALN-PCS02 and ALN-PCSsc, which are RNAi therapeutic product candidates administered by intravenous infusion and subcutaneous injection, respectively. Alnylam has completed a Phase I clinical study of ALN-PCS02 in human volunteers with elevated baseline low-density lipoprotein cholesterol (LDL-C); the study was performed in the absence of statin co-administration. A single dose of ALN-PCS02 was associated with rapid, dose-dependent, and durable knockdown of plasma PCSK9 by up to 84% and reduction in LDL-C of up to 50%. In addition, Alnylam has presented pre-clinical data for ALN-PCSsc showing potent knockdown of PCSK9 following subcutaneous administration. Alnylam will lead completion of certain pre-clinical and Phase I clinical studies while The Medicines Company will lead and fund development from Phase II forward and commercialization of the ALN-PCS program if successful. Under the terms of the agreement, The Medicines Company has made an upfront cash payment of $25 million to Alnylam. In addition, Alnylam is eligible to receive development and commercial milestone payments totaling up to $180 million, as well as double-digit royalties on ALN-PCS product sales.
  Completed Successful Public Offering of Common Stock. Alnylam completed a public offering of common stock resulting in the issuance of a total of 9,200,000 shares and receipt of aggregate net proceeds, after deducting underwriting discounts and commissions and other estimated underwriting expenses, of approximately $174 million.
  Continued to Strengthen Intellectual Property Estate Covering RNAi Therapeutics. Alnylam received Notices of Allowance from the United States Patent and Trademark Office (USPTO) for two new patents from the Tuschl I patent family. This represents the first allowances by the USPTO from the Tuschl I patent estate, which is co-exclusively licensed to Alnylam for RNAi therapeutics on a worldwide basis through an agreement with Max Planck Innovation GmbH, the licensing agent for the Max Planck Society.
  Expanded Management Team. Alnylam appointed Aria Tavana, Ph.D., to the newly created position of Vice President of Quality Assurance. Before joining Alnylam, Dr. Tavana was the head of Clinical and Commercial Manufacturing and Process Development at Momenta Pharmaceuticals, where he was involved in the launch and commercial production of generic enoxaparin, as well as the development of candidate drugs for oncology and immunology indications. Prior to Momenta, Aria was at Biogen Idec, where he served as Director of Quality Assurance & Quality Control. In that role he oversaw quality assurance of commercial and clinical product lines, including final drug disposition for human use.

Conference Call Information

Management will provide an update on the company, discuss first quarter 2013 results, and discuss expectations for the future via conference call on Monday, May 6, 2013 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 46570755. A replay of the call will be available beginning at 7:30 p.m. ET on Monday, May 6, 2013. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 46570755.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia and rare bleeding disorders (RBD), ALN-AS1 for the treatment of acute intermittent porphyria, ALN-PCS for the treatment of hypercholesterolemia, and ALN-TMP for the treatment of beta-thalassemia and iron-overload disorders. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partnered programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection and ALN-VSP for the treatment of liver cancers. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, Ascletis, Monsanto, Genzyme, and The Medicines Company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. By the end of 2015, the company expects to have five such RNAi therapeutic programs in clinical development, including programs in advanced stages, on its own or with a partner. The “Alnylam 5x15” programs include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia and rare bleeding disorders (RBD), ALN-AS1 for the treatment of acute intermittent porphyria (AIP), ALN-PCS for the treatment of hypercholesterolemia, ALN-TMP for the treatment of beta-thalassemia and iron-overload disorders, and other programs. Alnylam intends to focus on developing and commercializing certain programs from this product strategy itself in North and South America, Europe, and other parts of the world; these include ALN-TTR, ALN-AT3, and ALN-AS1; the company will seek global development and commercial alliances for other programs.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR02, ALN-TTRsc, ALN-AT3, ALN-AS1, ALN-TMP, ALN-AAT, ALN-VSP, ALN-PCS02, and ALN-PCSsc, its expectations with respect to the timing and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-AT3 and ALN-AS1, its expectations regarding reporting of data from its clinical studies, including its ALN-TTR02 and ALN-TTRsc studies, and its pre-clinical studies, including its ALN-AT3 and ALN-AS1 studies, its plans to seek a partner for its ALN-TMP and ALN-AAT programs, and other “Alnylam 5x15” programs, its expectations regarding the receipt of upfront and potential milestone and royalty payments under its agreement with The Medicines Company, its expectations regarding the potential market opportunity for ALN-AS1, its views with regard to the strength, enforceability, and validity of its intellectual property estate, and its expected cash position as of December 31, 2013, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s current report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 19, 2013 and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Net revenues from research collaborators	$18,642	$20,587

Operating expenses:
Research and development (1)	22,179	21,074
General and administrative (1)	6,267	10,406
Total operating expenses	28,446	31,480
Loss from operations	(9,804)	(10,893)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	—	(889)
Interest income	224	223
Other income	5	191
Total other income (expense)	229	(475)
Loss before income taxes	(9,575)	(11,368)
Benefit from income taxes	562	—
Net loss	$(9,013)	$(11,368)

Net loss per common share - basic and diluted	$(0.15)	$(0.25)

Weighted average common shares used to compute basic and diluted net loss per common share	59,173	46,210

Comprehensive loss
Net loss	$(9,013)	$(11,368)
Unrealized gain on marketable securities, net of tax	5,159	128
Comprehensive loss	$(3,854)	$(11,240)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,087	$2,088
General and administrative	988	1,068

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2013	2012
Cash, cash equivalents and total marketable securities	$400,829	$226,228
Billed and unbilled collaboration receivables	558	104
Prepaid expenses and other current assets	3,542	2,641
Property and equipment, net	18,983	19,799
Investment in equity securities of Regulus Therapeutics Inc.	47,666	38,748
Total assets	$471,578	$287,520
Accounts payable and accrued expenses	15,214	15,978
Total deferred revenue	139,528	132,291
Total deferred rent	5,280	5,198
Total stockholders’ equity (62.1 million and 52.5 million common shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively)	311,556	134,053
Total liabilities and stockholders' equity	$471,578	$287,520

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2012.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer